Exhibit 99.1

RELEASE DATE: October 2, 2008

FASTENAL COMPANY RELEASES COMMENTS ON SEPTEMBER 2008 TRENDS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) released comments on September 2008 trends.

We plan to release our third quarter earnings on Monday, October 13, 2008. We typically remain silent on information about the final month of the quarter until the earnings release; however, given the sharp drop in share price experienced by a number of industrial stocks on Wednesday, October 1st, and given the unexpected drop in the ISM index1 as reported on Wednesday, October 1st we decided to release some commentary on trends for our shareholders.

Commentary:

(1)	Our sales growth from September 2007 to September 2008 was approximately 26.4%. There were 19 business days in September 2007 and 21 business days in September 2008. Adjusting for the two extra business days in 2008, our daily sales growth from September 2007 to September 2008 was approximately 14.3%. This daily sales growth was above our internal expectation for the month.

(2)	We have felt the impact of a weakened economic environment in North America over much of 2007 and 2008. Our trends in September 2008 remained consistent with trends earlier in the third quarter and earlier in the year.

(3)	We were surprised by the reported ISM index[1] of 43.5 for September versus the 50.0 and 49.9 reported after July and August, respectively. It is inconsistent with our results in September.

As indicated above, it is not our practice to release piecemeal financial information at quarter end. However, given the sharp movement in our stock price, we felt a need to share some preliminary trend information with our long-term shareholder base.

1ISM index – index published by the Institute for Supply Management (http://www.ism.ws/)

ADDITIONAL INFORMATION:

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and is typically posted simultaneous with the earnings release following the third month of a quarter. A discussion of other risks and uncertainties is included in the Company’s 2007 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2007 annual report to shareholders under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-S